Exhibit 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of ON Semiconductor Corporation:

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ON Semiconductor Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and for the period from August 4, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 4 to consolidated financial statements, the Company changed its method of accounting for sales to distributors as well as its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

February 5, 2002

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2001	2000

	(in millions,
	except share data)
Assets
Cash and cash equivalents	$179.8	$188.9
Receivables, net (including $21.3 and $14.9 due from Motorola)	142.3	271.2
Inventories, net	183.7	258.1
Other current assets	35.8	39.6
Deferred income taxes (See Note 10)	9.2	40.7

Total current assets	550.8	798.5
Property, plant and equipment, net	555.5	648.2
Deferred income taxes (See Note 10)	1.3	286.8
Investments in joint ventures	32.1	45.3
Goodwill and other intangibles, net	117.2	140.8
Other assets	103.5	103.4

Total assets	$1,360.4	$2,023.0

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable (including $3.3 and $7.3 payable to Motorola)	$111.5	$175.0
Accrued expenses (including $11.7 and $8.3 payable to Motorola)	90.2	184.3
Income taxes payable	8.0	22.3
Accrued interest	13.4	17.9
Deferred income on sales to distributors (See Note 4)	99.4	—
Current portion of long-term debt	12.4	5.6

Total current liabilities	334.9	405.1
Long-term debt (including $115.2 and $104.5 payable to Motorola)	1,374.5	1,252.7
Other long-term liabilities	62.7	20.8

Total liabilities	1,772.1	1,678.6

Commitments and contingencies (See Note 17)	—	—

Minority interests in consolidated subsidiaries	4.1	6.7

Series A Cumulative Convertible Redeemable Preferred Stock ($0.01 par value, 100,000 shares authorized,10,000 shares issued and outstanding in 2001; 8% annual dividend rate; liquidation value — $100.0 plus $2.4 of accrued dividends	101.6	—
Common stock ($0.01 par value, 300,000,000 shares authorized, 174,653,586 and 172,746,435 shares issued and outstanding)	1.7	1.7
Additional paid-in capital	738.8	730.4
Accumulated other comprehensive income (loss)	(32.8)	(0.7)
Accumulated deficit	(1,225.1)	(393.7)

Total stockholders’ equity (deficit)	(517.4)	337.7

Total liabilities, minority interests, redeemable preferred stock and stockholders’ equity (deficit)	$1,360.4	$2,023.0

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,		August 4
			through
	2001	2000	December 31, 1999

	(in millions, except per share data)
Revenues:
Net product revenues (including $90.7, $144.3 and $61.5 from Motorola)	$1,206.4	$2,012.2	$728.8
Foundry revenues from Motorola	8.2	61.7	69.9

Total revenues	1,214.6	2,073.9	798.7
Cost of sales	1,000.0	1,355.0	573.3

Gross profit	214.6	718.9	225.4

Operating expenses:
Research and development	80.9	69.2	16.3
Selling and marketing	74.8	100.1	24.6
General and administrative	130.9	233.4	77.3
Amortization of goodwill and other intangibles	22.6	16.8	—
Write-off of acquired in-process research and development	—	26.9	—
Restructuring and other charges	150.4	4.8	3.7

Total operating expenses	459.6	451.2	121.9

Operating income (loss)	(245.0)	267.7	103.5

Other income (expenses), net:
Interest expense	(133.5)	(131.2)	(55.9)
Equity in earnings of joint ventures	4.0	4.4	1.4
Gain on sale of investment in joint venture	3.1	—	—

Other income (expenses), net	(126.4)	(126.8)	(54.5)

Income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change	(371.4)	140.9	49.0
Income tax provision (See Note 10)	(345.7)	(50.1)	(18.1)
Minority interests	2.1	(2.2)	(1.1)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	(715.0)	88.6	29.8
Extraordinary loss on debt prepayment (net of income taxes of $11.7)	—	(17.5)	—
Cumulative effect of accounting change (net of income taxes of $38.8) (See Note 4)	(116.4)	—	—

Net income (loss)	(831.4)	71.1	29.8
Less: Accretion of beneficial conversion feature on redeemable preferred stock	(13.1)	—	—
Less: Redeemable preferred stock dividends	(2.4)	(8.8)	(10.6)

Net income (loss) available for common stock	$(846.9)	$62.3	$19.2

	Year Ended December 31,		August 4
			through
	2001	2000	December 31, 1999

	(in millions, except per share data)
Earnings per share:
Basic:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(4.21)	$0.50	$0.14
Extraordinary loss on debt prepayment	—	(0.11)	—
Cumulative effect of accounting change	(0.67)	—	—

Net (loss) income available for common stock	$(4.88)	$0.39	$0.14

Diluted:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(4.21)	$0.49	$0.13
Extraordinary loss on debt prepayment	—	(0.11)	—
Cumulative effect of accounting change	(0.67)	—	—

Net income (loss) available for common stock	$(4.88)	$0.38	$0.13

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY(DEFICIT)

	Common Stock		Additional	Accumulated
			Paid-In	Other Comprehensive	Accumulated
	Number of Shares	At Par Value	Capital	Income (Loss)	Deficit	Total

	(in millions, except share data)
Shares issued in connection with Recapitalization on August 4, 1999 (See Note 1)	136,666,666	$1.4	$203.6	$—	$(474.6)	$(269.6)
Redeemable preferred stock dividends	—	—	—	—	(10.6)	(10.6)
Stock options granted in connection with the Recapitalization	—	—	0.6	—	(0.6)	—
Comprehensive income:
Net income	—	—	—	—	29.8	29.8
Foreign currency translation adjustments	—	—	—	2.7	—	2.7

Comprehensive income	—	—	—	2.7	—	32.5

Balances at December 31, 1999	136,666,666	1.4	204.2	2.7	(456.0)	(247.7)
Shares issued in connection with initial public offering	34,500,000	0.3	514.4	—	—	514.7
Stock options exercised	601,646	—	0.9	—	—	0.9
Tax benefit of stock option exercises	—	—	3.3	—	—	3.3
Stock compensation expense	—	—	0.7	—	—	0.7
Redeemable preferred stock dividends	—	—	—	—	(8.8)	(8.8)
Shares issued under the employee stock purchase plan	978,123	—	6.9	—	—	6.9
Comprehensive income (loss):
Net income	—	—	—	—	71.1	71.1
Foreign currency translation adjustments	—	—	—	(3.1)	—	(3.1)
Additional minimum pension liability	—	—	—	(0.3)	—	(0.3)

Comprehensive income (loss)	—	—	—	(3.4)	—	67.7

Balances at December 31, 2000	172,746,435	1.7	730.4	(0.7)	(393.7)	337.7
Stock options exercised	648,132	—	0.9	—	—	0.9
Tax benefit of stock option exercises	—	—	0.7	—	—	0.7
Stock compensation expense	—	—	5.0	—	—	5.0
Redeemable preferred stock dividends	—	—	(2.4)	—	—	(2.4)
Shares issued under the employee stock purchase plan	1,259,019	—	4.2	—	—	4.2
Beneficial conversion feature relating to redeemable preferred stock	—	—	13.1	—	—	13.1
Accretion of beneficial conversion feature relating to the redeemable preferred stock			(13.1)			(13.1)
Comprehensive income (loss), net of tax:
Net loss	—	—	—	—	(831.4)	(831.4)
Foreign currency translation adjustments	—	—	—	(3.9)	—	(3.9)
Additional minimum pension liability	—	—	—	(7.9)	—	(7.9)
Cash flow hedges:
Cumulative effect of accounting change	—	—	—	(3.4)	—	(3.4)
Net unrealized losses on derivative instruments	—	—	—	(5.9)	—	(5.9)
Reclassification adjustments	—	—	—	0.5	—	0.5
Establishment of valuation allowance for related deferred tax assets				(11.5)		(11.5)

Comprehensive income (loss)	—	—	—	(32.1)		(863.5)

Balances at December 31, 2001	174,653,586	$1.7	$738.8	$(32.8)	$(1,225.1)	$(517.4)

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31,		August 4, 1999
			through
	2001	2000	December 31, 1999

	(in millions)
Cash flows from operating activities:
Net income (loss)	$(831.4)	$71.1	$29.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	165.8	158.9	61.9
Write-off of acquired in-process research and development	—	26.9	—
Extraordinary loss on debt prepayment	—	29.2	—
Cumulative effect of accounting change	155.2	—	—
Amortization of debt issuance costs	6.0	5.9	2.7
Provision for doubtful accounts	0.5	1.7	2.0
Provision for inventory reserves	50.9	44.1	22.5
Net (gain) loss on disposals of property, plant and equipment	(1.2)	(1.5)	0.7
Non-cash impairment write-downs of property, plant and equipment	56.2	—	—
Non-cash interest on junior subordinated note payable to Motorola	10.7	9.6	3.8
Non-cash supplemental interest on senior bank facilities	10.2	—	—
Minority interests in earnings (losses) of consolidated subsidiaries	(2.1)	2.2	1.1
Undistributed earnings of unconsolidated joint ventures	(4.0)	(4.4)	(1.4)
Tax benefit of stock option exercises	0.7	3.3	—
Gain on sale of investment in joint venture	(3.1)	—	—
Deferred income taxes	317.1	(11.6)	(17.6)
Stock compensation expense	5.0	0.7	—
Changes in assets and liabilities:
Receivables	129.4	0.3	(238.4)
Inventories	23.1	(77.2)	(12.0)
Other current assets	(3.8)	(25.2)	(2.0)
Accounts payable	(62.8)	47.1	84.1
Accrued expenses	(64.5)	34.8	39.9
Income taxes payable	(14.6)	(8.1)	31.8
Accrued interest	(4.5)	(12.2)	30.1
Deferred income on sales to distributors	(82.8)	—	—
Other long-term liabilities	6.7	5.7	1.7

Net cash provided by (used in) operating activities	(137.3)	301.3	40.7

Cash flows from investing activities:
Purchases of property, plant and equipment	(117.9)	(198.8)	(64.0)
Investment in business, net of cash acquired	—	(253.2)	—
Investments in joint ventures	(0.5)	(2.5)	(4.9)
Acquisition of minority interests in consolidated subsidiaries	(0.1)	(1.5)	—
Loans to joint venture	(5.0)	(30.0)	(28.3)
Proceeds from sale of investment in joint venture	20.4	—	—
Proceeds from sales of property, plant and equipment	13.8	18.1	1.8

Net cash used in investing activities	(89.3)	(467.9)	(95.4)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering expenses	—	514.8	—
Proceeds from senior credit facilities and other borrowings	125.0	226.1	800.5
Proceeds from issuance of common stock under the employee stock purchase plan	4.2	6.9	—
Proceeds from exercise of stock options	0.9	0.9	—
Proceeds from issuance of common stock to an affiliate of Texas Pacific Group	—	—	187.5
Proceeds from issuance of redeemable preferred stock, net of issuance costs	99.2	—	150.0
Proceeds from issuance of senior subordinated notes	—	—	400.0
Payment of capital lease obligation	(1.9)	—	—
Payment of debt issuance costs	(5.1)	(3.2)	(52.6)
Repayment of senior credit facilities, including prepayment penalty in 2000	(5.6)	(131.5)	—
Repayment of senior subordinated notes, including prepayment penalty	—	(156.8)	—
Redemption of redeemable preferred stock, including accrued dividends	—	(228.4)	—
Repayment of joint venture debt	—	—	(44.8)
Net cash payments to Motorola in connection with Recapitalization	—	—	(1,258.7)

Net cash provided by financing activities	216.7	228.8	181.9

Effect of exchange rate changes on cash and cash equivalents	0.8	(0.1)	(0.4)

Net increase (decrease) in cash and cash equivalents	(9.1)	62.1	126.8
Cash and cash equivalents, beginning of period	188.9	126.8	—

Cash and cash equivalents, end of period	$179.8	$188.9	$126.8

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:     Background and Basis of Presentation

      ON Semiconductor Corporation, together with its wholly and majority-owned subsidiaries (the “Company”), is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., the Company was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). The Company continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

      On August 4, 1999, the Company was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor Corporation, its subsidiary, Semiconductor Components Industries, LLC (“SCI LLC”), Motorola and affiliates of Texas Pacific Group (TPG). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of the Company. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares of the Company’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by SCI LLC. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under the Company’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of the Company’s common stock, the basis of the Company’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

Note 2:     Liquidity

      During 2001, the Company incurred a net loss of $831.4 million compared with net income of $71.1 million in 2000. (The net loss in 2001 included charges of $366.8 million to establish a valuation allowance for a portion of the Company’s deferred tax assets and $150.4 million for costs associated with the Company’s restructuring efforts. Net income for 2000 included after tax charges of $17.5 million relating to debt prepayments and $16.1 million relating to the write-off of in-process research and development costs related to the Cherry acquisition.) Additionally, the Company’s operating activities utilized $137.3 million of cash in 2001 compared with cash provided by operating activities of $301.3 million in 2000.

      At December 31, 2001, the Company had $179.8 million in cash and cash equivalents, net working capital of $215.9 million, long-term debt of $1,386.9 million (including $12.4 million due in 2002) and a stockholder’s deficit of $517.4 million. The Company’s long-term debt includes $988.7 million under its senior bank facilities, $260.0 million of its senior subordinated notes due 2009, $115.2 million under its junior subordinated note payable to Motorola, $21.9 million under a note payable to a Japanese bank and a capital lease obligation totaling $1.1 million.

      As discussed in Note 9, the Company was not in compliance with certain of the covenants contained in the agreement relating to its senior bank facilities as of June 29, 2001. On August 13, 2001, the lenders agreed to waive such non-compliance and amend the related agreement to, among other things, reduce certain covenant limitations, add other covenants, increase applicable interest rate spreads and require the Company to obtain an additional $100 million investment from TPG. As described in Note 11, the Company issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of TPG on September 7, 2001 resulting in net proceeds to the Company of $99.2 million. The Company was in compliance with the revised covenants as of December 31, 2001.

      The Company’s ability to make payments on and to refinance its indebtedness, to remain in compliance with the various restrictions and covenants found in its credit agreements and to fund working capital, capital

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditures, research and development efforts and strategic acquisitions will depend on its ability to generate cash in the future, which is subject to, among other things, its future operating performance and to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

      The Company’s primary cash needs, both in the short term and in the long term will focus on debt service, capital spending and working capital. The Company’s liquidity needs may also be supplemented with the proceeds from targeted sales of assets. As part of its business strategy, the Company reviews acquisition and divestiture opportunities and proposals on a regular basis. Although there can be no assurances, management believes that cash flow from operations coupled with existing cash and cash equivalent balances will be adequate to fund the Company’s operating and cash flow needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2002. To the extent that actual results or events differ from the Company’s financial projections and business plans, its liquidity may be adversely affected.

Note 3:     Significant Accounting Policies

     Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and the majority-owned subsidiaries that it controls. An investment in a majority-owned joint venture that the Company does not control as well as an investment in a 50%-owned joint venture is accounted for on the equity method. As described in Note 8, the Company sold its investment in the 50%-owned joint venture effective December 31, 2000. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis. All material intercompany accounts and transactions have been eliminated.

     Use of Estimates

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, warranties, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

     Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Inventories

      Inventories are stated at the lower of standard cost (which approximates cost on a first-in, first-out basis), or market. The Company reserves for potentially obsolete or slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

     Impairment of Long-Lived Assets

      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted future cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

     Goodwill and Other Intangible Assets

      Goodwill represents the excess of the purchase price of the Cherry acquisition described in Note 6 over the estimated fair value of the net assets acquired and is being amortized on a straight line basis over its estimated useful life of ten years. The Company also obtained certain intangible assets in the Cherry acquisition which are being amortized on a straight line basis over estimated useful lives of five years. As described in the Recent Accounting Pronouncements below, the Company will be required to adopt a new accounting standard with respect to its goodwill and certain intangible assets effective January 1, 2002.

     Debt Issuance Costs

      Debt issuance costs are capitalized and amortized over the terms of the underlying agreements. Upon prepayment of debt, the related unamortized debt issuance costs are charged to operations. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets.

     Revenue Recognition

      The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers. The Company also generates revenue, although to a much lesser extent, from foundry services provided to Motorola pursuant to agreements signed in connection with the Recapitalization.

      Prior to January 1, 2001, the Company recognized revenue on all semiconductor sales when title passed to the customer. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Deferred income on sales to distributors as reflected in the Company’s consolidated balance sheet represents the net margin (deferred revenue less associated costs of sales) on inventory on hand at our distributors at the end of the period.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Research and Development Costs

      Research and development costs are expensed as incurred.

     Stock-Based Compensation

      The Company measures compensation expense relating to employee stock awards in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The Company measures compensation expense relating to non-employee stock awards in accordance with Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation” (“SFAS 123”).

     Income Taxes

      Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

     Foreign Currencies

      Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial instruments are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within stockholder’s equity (deficit).

     Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations” and No. 142 (SFAS 142), “Goodwill and Other Intangible Assets”. SFAS 141 supersedes APB 16, “Business Combinations”. The provisions of SFAS 141 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill; and, require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS 141 also requires that upon adoption of SFAS 142, the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill based on certain criteria. SFAS 142 supersedes APB 17, “Intangible Assets”, and is effective for fiscal years beginning after December 15, 2001. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

potential future impairments of goodwill; and, remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

      The Company will adopt the provision of SFAS 142 effective January 1, 2002. The Company is in the process of preparing for its adoption of SFAS 142 and is making the determinations as to what its reporting units are and what amounts of goodwill, intangible assets, other assets and liabilities should be allocated to those reporting units. In connection with the adoption of SFAS 142, the Company expects to reclassify the unamortized balance of assembled workforce relating to the Cherry acquisition of $6.8 million into goodwill. The Company expects that it will no longer record amortization of $10.7 million relating to its existing goodwill as adjusted for the assembled workforce reclassification. The Company will also evaluate the useful lives assigned to its intangible assets.

      SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the year of adoption. However, the Company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured at the beginning of the year of adoption), if any, and must be completed by the end of the Company’s fiscal year. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year, and pursuant to the requirements of SFAS 142 will be completed during the first quarter of 2002. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative change in accounting principle in the first quarter of 2002. The Company has not yet determined what effect these impairment tests will have on its earnings and financial position.

      The following table, with comparable actual amounts, sets forth the pro forma effects on net income and earnings per share assuming that the Company had adopted the provisions of SFAS 142 at the date of the Cherry acquisition in April 2000:

	Year Ended December 31,		Year Ended December 31,
	As reported 2001	Pro forma 2001	As reported 2000	Pro forma 2000
Reported net income (loss) before extraordinary loss and cumulative effect of accounting change	$(715.0)	$(715.0)	$88.6	$88.6

Add back: Goodwill amortization, net of tax effects		10.7		7.7

Pro forma net income (loss) before extraordinary loss and cumulative effect of accounting change		$(704.3)		$96.3

Reported net income (loss)	$(831.4)	$(831.4)	$71.1	$71.1

Add back: Goodwill amortization, net of tax effects		10.7		7.7

Pro forma net income (loss)		$(820.7)		$78.8

Reported basic earnings (loss) per share before extraordinary loss and cumulative effect of accounting change	$(4.21)	$(4.21)	$0.50	$0.50

Add back: Goodwill amortization, net of tax effects		0.06		0.05

Pro forma basic earnings (loss) per share before extraordinary loss and cumulative effect of accounting change		$(4.15)		$0.55

Reported basic earnings (loss) per share	$(4.88)	$(4.88)	$0.39	$0.39

Add back: Goodwill amortization, net of tax effects		0.06		0.05

Pro forma basic earnings (loss) per share		$(4.82)		$0.44

Reported diluted earnings (loss) per share before extraordinary loss and cumulative effect of accounting change	$(4.21)	$(4.21)	$0.49	$0.49

Add back: Goodwill amortization, net of tax effects		0.06		0.05

Pro forma diluted earnings (loss) per share before extraordinary loss and cumulative effect of accounting change(1)		$(4.15)		$0.53

Reported diluted earnings (loss) per share	$(4.88)	$(4.88)	$0.38	$0.38

Add back: Goodwill amortization, net of tax effects		0.06		0.05

Pro forma diluted earnings (loss) per share(1)		$(4.82)		$0.42

(1) Certain amounts may not total due to rounding of individual components.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS 143 effective January 1, 2003. The Company has not yet determined the impact of SFAS 143 on its financial condition or results of operations.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company as of January 1, 2002. The Company does not expect the implementation of SFAS 144 to have a material effect on its financial condition results of operations.

Note 4:     Accounting Changes

     Revenue Recognition

      Effective January 1, 2001, the Company changed its accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product.

      Management believes that this accounting change is to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. This revenue recognition policy is commonly used in the semiconductor industry.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The cumulative effect of this accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million or $0.67 per share, net of income taxes) and was recorded in 2001. The accounting change resulted in a reduction of the Company’s net loss before cumulative effect of accounting change in 2001 of $53.1 million, or $0.30 per share.

      The estimated pro forma effects of the accounting change are as follows (in millions, except per share amounts):

	Year ended		August 4, 1999
	December 31,		through
			December 31,
	2001	2000	1999

As reported:
Revenues	$1,214.6	$2,073.9	$798.7
Net income (loss) before extraordinary loss	(831.4)	88.6	29.8
Net income (loss)	(831.4)	71.1	29.8
Basic net income (loss) before extraordinary loss per share	$(4.88)	$0.50	$0.14
Basic net income (loss) per share	$(4.88)	$0.39	$0.14
Diluted net income (loss) before extraordinary loss per share	$(4.88)	$0.49	$0.13
Diluted net income (loss) per share	$(4.88)	$0.38	$0.13

Pro forma amounts reflecting the accounting change applied retroactively:
Revenues	$1,214.6	$1,958.7	$776.5
Net income (loss) before extraordinary loss	(831.4)	48.3	20.1
Net income (loss)	(831.4)	30.8	20.1
Basic net income (loss) before extraordinary loss per share	$(4.88)	$0.25	$0.07
Basic net income (loss) per share	$(4.88)	$0.14	$0.07
Diluted net income (loss) before extraordinary loss per share	$(4.88)	$0.24	$0.07
Diluted net income (loss) per share	$(4.88)	$0.13	$0.07

     Derivatives Instruments and Hedging Activities

      The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

      Upon the adoption, the Company recorded an after-tax charge of approximately $3.4 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.1 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge (included in other assets in the accompanying consolidated balance sheet at December 31, 2000) relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities, both before income taxes of approximately $2.2 million.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

Note 5:     Restructuring and Other Charges

     2001

      During 2001, the Company recorded charges of $146.6 million to cover costs associated with its worldwide restructuring program. The charges relate to the consolidation of selling and administrative functions in the U.S. and Europe, phasing out manufacturing operations at the Company’s Guadalajara, Mexico facility, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors and consolidation of other operations. The charges included $80.4 million to cover employee separation costs associated with the termination of approximately 4,350 employees, asset impairments of $56.2 million and $10.0 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.3 million of non-cash charges associated with the acceleration of the vesting of stock options for terminated employees and $7.4 million for additional pension charges related to terminated employees. As of December 31, 2001, the remaining liability relating to this restructuring was $19.8 million. As of December 31, 2001, approximately 3,500 employees have been terminated under this restructuring plan. All terminations under the restructuring plan are expected to be complete by the fourth quarter of 2002.

     2000

      During 2000, the Company recorded a $5.6 million charge to cover costs associated with a restructuring program at its manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, the Company completed its evaluation of the costs to be incurred and released $0.8 million of the remaining reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

     1999

      In December 1999, the Company recorded a restructuring charge of $11.1 million, including $3.5 million to cover employee separation costs relating to approximately 150 employees at a manufacturing facility in Mesa, Arizona that was closed in December as well as $7.6 million to cover equipment write-downs at that facility and other non-cash business exit costs that were charged directly against the related assets. As of December 31, 2001, there was no remaining liability relating to the 1999 restructuring program.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of activity in the Company’s restructuring reserves is as follows (in millions):

Balance, August 4, 1999	$14.3
Plus: December 1999 employee separation charge	3.5
Less: Payments charged against the reserve	(0.9)
Less: Reserve released to income	(7.4)

Balance, December 31, 1999	9.5
Plus: 2000 employee separation charge	3.2
Less: Payments charged against the reserve	(11.2)
Less: Reserve released to income	(0.8)

Balance, December 31, 2000	0.7
Plus: 2001 employee separation and exit costs	81.7
Less: Payments charged against the reserve	(62.6)

Balance, December 31, 2001	$19.8

      In March 2001, the Company also recorded a $3.8 million charge to cover costs associated with the separation of one of its executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of his remaining stock options and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to the modification of these options.

Note 6:     Acquisition

      On April 3, 2000, the Company acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under the Company’s senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

      The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on independent appraisals and management estimates as follows (in millions):

Fair value of tangible net assets	$71.3
Developed technology	59.3
In-process research and development	26.9
Assembled workforce	10.0
Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

$253.2

      Developed technology is being amortized on a straight-line basis over an estimated useful life of five years. Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization will be discontinued upon the adoption of SFAS 142. Additionally, assembled workforce was being amortized over an estimated useful life of five years. Assembled workforce does not meet the SFAS 141 requirements as an intangible asset apart from goodwill. Accordingly,

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

upon adoption of SFAS 142, the Company will reclassify the unamortized balance of assembled workforce to goodwill and the related amortization will be discontinued.

      The fair value of the acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of the acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20 percent, which was derived from a weighted average cost of capital analysis adjusted upward to reflect additional risks inherent in the development life cycle.

      At the date of acquisition, the in-process research and development had not yet reached technological feasibility and no alternative future uses had been identified. Accordingly, these costs were expensed as of the acquisition date. The expected release dates for the products incorporating the acquired technology vary, but such products began to generate cash flows in 2001. The ultimate development of these technologies remains a significant risk due to the remaining efforts required to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. The nature of the efforts to develop the acquired technology into commercially viable products consists principally of design and development, engineering and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could have a material adverse impact on the Company’s business and operating results.

      The forecasts used in valuing the acquired in-process research and development were based upon assumptions the Company believes are reasonable; however, such assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. There can be no assurance that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

      Cherry’s results of operations have been included in the Company’s consolidated results from the date of acquisition. The following pro forma disclosures present the Company’s results of operations for 2000 as if the Company had acquired Cherry as of January 1, 2000 (in millions, except per share data):

(unaudited)
Total revenues	$2,110.3
Net income before extraordinary loss	85.4
Net income	67.9
Diluted earnings per share before extraordinary loss	$0.46
Diluted earnings per share	$0.35

      These amounts include the results of Cherry for the first quarter of 2000 and are adjusted to reflect interest and amortization charges that would have occurred had the purchase taken place on January 1, 2000. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from any cost savings, which might be achieved from combined operations. The pro forma results are not indicative of the actual results that would have occurred had the acquisition been consummated as of January 1, 2000.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7:     Balance Sheet Information

      Balance sheet information is as follows (in millions):

	December 31,

	2001	2000

Receivables, net:
Accounts receivable	$144.6	$274.3
Less: Allowance for doubtful accounts	(2.3)	(3.1)

	$142.3	$271.2

Inventories:
Raw materials	$14.4	$27.2
Work in process	139.9	135.8
Finished goods	80.7	118.0

Total inventory	235.0	281.0
Less: Inventory reserves	(51.3)	(22.9)

	$183.7	$258.1

Property, plant and equipment, net:
Land	$11.4	$13.6
Buildings	505.3	470.2
Machinery and equipment	955.2	1,112.8

Total property, plant and equipment	1,471.9	1,596.6
Less: Accumulated depreciation	(916.4)	(948.4)

	$555.5	$648.2

Goodwill and other intangibles, net:
Developed technology	$59.3	$59.3
Assembled work force	10.0	10.0
Goodwill	85.7	85.7
Pension intangible asset	1.3	2.6

Total goodwill and other intangibles	156.3	157.6
Less: Accumulated amortization	(39.1)	(16.8)

	$117.2	$140.8

      Depreciation expense related to property, plant and equipment totaled $135.0 million, $135.8 million and $60.4 million for 2001, 2000 and the period from August 4, 1999 to December 31, 1999, respectively.

Note 8:     Investments in Joint Ventures

      In Leshan, China, we operate a joint venture, Leshan-Phoenix Semiconductor Company Ltd., which operates a back-end manufacturing facility. We own a majority of the outstanding equity interests of the Leshan joint venture. The other shareholder is a Chinese state owned enterprise named Leshan Radio Company Ltd. Due to certain rights held by this minority shareholder, we do not exercise control over this entity normally commensurate with majority ownership and therefore, account for it using the equity method.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder of the joint venture. These requests represent a purchase commitment by the respective shareholder of Leshan joint venture; provided, however, that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. We had committed to purchase 80% and 87% of the total products produced by Leshan in 2001 and 2000, respectively, and are currently committed to purchase 86% of the product produced by Leshan in 2002. In 2001 and 2000, we actually purchased 79% and 75% of Leshan’s sales, respectively. We provide forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period, and, as described above, we are responsible for underutilized capacity cost due to variations from our forecasted needs.

      The Company’s investment in Leshan was $31.2 million and 27.3 million at December 31, 2001 and 2000, respectively. The Company’s equity in Leshan’s earnings (loss) totaled $4.0 million and $3.3 million and $(0.5) million for the years ended December 31, 2001 and 2000 and for the period from August 4, 1999 through December 31, 1999, respectively. Summarized financial information for Leshan is as follows (in millions):

As of December 31, 2001
Current assets	$18.3
Noncurrent assets	131.0

Total assets	$149.3

Current liabilities	$14.8
Noncurrent liabilities	83.3
Venture equity	51.2

Total liabilities and equity	$149.3

As of December 31, 2000
Current assets	$19.4
Noncurrent assets	110.4
Total assets	$129.8

Current liabilities	$16.3
Noncurrent liabilities	68.8
Venture equity	44.7
Total liabilities and equity	$129.8

Year ended December 31, 2001
Net sales	$58.0
Gross profit	5.4
Net income	6.5

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year ended December 31, 2000
Net sales	$77.8
Gross profit	10.1
Net income	5.4
August 4, 1999 through December 31, 1999
Net sales	$16.3
Gross profit	2.2
Net income (loss)	(0.8)

      In connection with the Recapitalization, the Company loaned Leshan $28.3 million to refinance third-party non-recourse loans. During 2000 and 2001, the Company loaned Leshan an additional $30.0 million and $5 million, respectively, to finance facility expansion. Such loans, which totaled $63.3 and $58.3 at December 31, 2001 and 2000, respectively are included in the other assets in the consolidated balance sheet. The Company’s loans to Leshan bear interest at 7.0%, payable quarterly, and mature at various dates through December 31, 2006.

      The Company had a 50% interest in Semiconductor Miniatures Products Malaysia Sdn. Bhd. (“SMP”), a joint venture with Semiconductors International B.V. (“Philips”) which operates a back-end manufacturing facility in Seremban, Malaysia. Pursuant to the terms of the joint venture agreement, the Company sold its interest in SMP to Philips on February 1, 2001, effective December 31, 2000, for $20.4 million resulting in a pre-tax gain of $3.1. The Company’s investment in the SMP joint venture totaled $13.2 million at December 31, 2000 while its equity in SMP’s earnings totaled $1.4 million in 2000 and $1.8 million for the period from August 4, 1999 through December 31, 1999.

Note 9:     Long-Term Debt

      Long-term debt consists of the following (dollars in millions):

		December 31, 2001		December 31, 2000
	Amount of
	Facility	Interest Rate	Balance	Interest Rate	Balance

Senior Bank Facilities:
Tranche A	$200.0	8.940%	$17.0	9.438%	$18.4
Tranche B	325.0	8.940%	312.5	10.250%	314.0
Tranche C	350.0	8.940%	336.5	10.500%	338.2
Tranche D	200.0	8.940%	197.7	9.750%	198.7
Revolver	150.0	8.940%	125.0	—	—

			988.7		869.3
12% Senior Subordinated Notes due 2009, interest payable semi-annually			260.0		260.0
10% Junior Subordinated Note to Motorola due 2011 (including accrued interest of $24.2 and $13.5), interest compounded semi-annually, payable at maturity			115.2		104.5
Capital lease obligation			1.1		—
2.25% note payable due 2010 (Japan)			21.9		24.5
Less: Current maturities			(12.4)		(5.6)

			$1,374.5		$1,252.7

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within four to six years. The Tranche A facility contains a $150 million revolving line of credit. Borrowings of $125 million and letters of credit totaling $13.4 million were outstanding against the revolving line of credit at December 31, 2001 leaving $11.6 million of availability at that date. However, any future borrowings against the revolving line of credit are subject to lender approval.

      At June 29, 2001, the Company was not in compliance with the minimum interest expense coverage ratio and leverage ratio covenants related to its senior bank facilities. As of August 13, 2001, the Company received a waiver in respect of such noncompliance at June 29, 2001 and in respect of any future noncompliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities as follows:

•	Minimum interest expense coverage ratio and leverage ratio requirements for periods between January 1, 2003 through December 31, 2005 were reduced, maximum capital expenditure limits were reduced and covenants requiring the maintenance of a minimum cash and cash equivalent balance until certain financial ratios are achieved and minimum EBITDA levels through December 31, 2002 were added;

•	The Company was required to obtain $100 million through an equity investment from its principal shareholder, an affiliate of TPG, by September 7, 2001. As described in Note 11, the Company satisfied this requirement on September 7, 2001, when it issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of TPG in exchange for $100 million ($99.2 million, net of issuance costs);

•	The interest rate spread on outstanding borrowings increased to 3.0% with respect to alternate base rate loans and 4.0% with respect to Eurodollar loans. Payment of such interest is required on a monthly basis. Additionally, a supplemental interest charge of 2.0% accrues through September 30, 2001, increasing to 3.0% for the period October 1, 2001 through June 30, 2003. Fifty percent of such supplemental interest must be paid by March 31, 2003 with the balance due by June 30, 2003. As a result of these amendments, the Company’s interest expense on an annual basis is expected to increase; and

•	Certain mandatory prepayment provisions contained in the original agreement were revised.

      The Company was in compliance with these amended covenants at December 31, 2001.

      Except as noted below, the senior subordinated notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. Up to 35% of the aggregate principal amount of the senior subordinated notes may be redeemed prior to August 4, 2002 with the net cash proceeds of a public equity offering at a redemption price equal to 112% of the principal amount redeemed. On May 3, 2000, the Company completed the initial public offering (“IPO”) of its common stock. A portion of the net proceeds was used to redeem $140 million of the senior subordinated notes and to prepay $131 million of the loans outstanding under the senior bank facilities.

      In connection with the Recapitalization, the Company incurred $52.6 million in costs relating to the establishment of its senior bank facilities and the issuance of its senior subordinated notes. During 2001 and 2000, the Company incurred $5.1 and $3.2 million, respectively in costs relating to additional borrowings under and amendments to its senior bank facilities. As previously mentioned, the Company utilized a portion of the net proceeds from its IPO to redeem a portion of its senior subordinated notes and prepay a portion of the loans outstanding under its senior bank facilities. In connection therewith, the Company wrote off $11.9 million of debt issuance costs. Other assets at December 31, 2001 and 2000 includes $35.2 and $36.1 million, respectively, of unamortized debt issuance costs.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The senior bank facilities as well as the senior subordinated notes contain various covenants and restrictions, including restrictions on the payment of dividends under certain circumstances. The senior bank facilities also require that substantially all of the Company’s assets be pledged as collateral and are guaranteed by the Company’s domestic subsidiaries.

      In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which has a balance of $21.9 million at December 31, 2001 (based on the yen-to-dollar exchange rate in effect at that date) and bears interest at a annual rate of 2.25%, requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2001). The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances. In addition, the note is guaranteed by SCI LLC, the Company’s primary domestic operating subsidiary.

      Annual maturities of long-term debt are as follows (in millions):

Year ending December 31:
2002	$12.4
2003	13.8
2004	18.3
2005	290.1
2006	412.3
Thereafter	640.0

$1,386.9

      In connection with the Recapitalization, the Company and SCI LLC (collectively, the “Issuers”), issued $400.0 million senior subordinated notes due 2009. As of December 31, 2001, $260.0 million of the senior subordinated notes were outstanding. The Company’s other domestic subsidiaries (collectively, the “Guarantor Subsidiaries”) have jointly and severally, irrevocably and unconditionally guaranteed the Issuers’ obligations under the senior subordinated notes. The Guarantor Subsidiaries include holding companies whose net assets consist primarily of investments in the Company’s Czech subsidiaries, the Leshan joint venture and nominal equity interests in certain of the Company’s other foreign subsidiaries as well as Semiconductor Components Industries of Rhode Island, Inc. The Leshan joint venture and the Company’s majority-owned Czech subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) themselves are not guarantors of the senior subordinated notes.

      The Company does not believe that the separate financial statements and other disclosures concerning the Guarantor Subsidiaries provide any additional information that would be material to investors in making

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an investment decision. Condensed consolidating financial information for the Issuers, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries is as follows (in millions):

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

As of December 31, 2001
Cash and cash equivalents	$—	$124.9	$0.1	$54.8	$—	$179.8
Receivables, net	—	62.4	—	79.9	—	142.3
Inventories	—	25.9	3.1	158.8	(4.1)	183.7
Other current assets	—	6.8	0.1	38.1	—	45.0

Total current assets	—	220.0	3.3	331.6	(4.1)	550.8
Property, plant and equipment, net	—	148.3	42.7	368.9	(4.4)	555.5
Deferred income taxes	—	—	—	1.3	—	1.3
Goodwill and other intangibles	—	9.3	107.9	—	—	117.2
Investments and other assets	(453.1)	61.1	45.4	1.0	481.2	135.6

Total assets	$(453.1)	$438.7	$199.3	$702.8	$472.7	$1,360.4

Accounts payable	$—	$33.4	$2.4	$75.7	$—	$111.5
Accrued expenses and other current liabilities	—	86.8	0.2	37.0	—	124.0
Deferred income on shipments to distributors	—	43.3	—	56.1	—	99.4

Total current liabilities	—	163.5	2.6	168.8	—	334.9
Long-term debt(1)	260.0	1,352.6	—	21.9	(260.0)	1,374.5
Other long-term liabilities	—	50.6	—	12.1	—	62.7
Intercompany(1)	(297.3)	(630.4)	156.1	510.1	261.5	—

Total liabilities	(37.3)	936.3	158.7	712.9	1.5	1,772.1
Minority interests	—	—	—	—	4.1	4.1
Preferred Stock	101.6	—	—	—	—	101.6
Stockholders’ equity	(517.4)	(497.6)	40.6	(10.1)	467.1	(517.4)

Liabilities, minority interests and stockholders’ equity	$(453.1)	$438.7	$199.3	$702.8	$472.7	$1,360.4

As of December 31, 2000
Cash and cash equivalents	$—	$44.9	$(1.1)	$145.1	$—	$188.9
Receivables, net	—	118.2	—	153.0	—	271.2
Inventories	—	48.4	6.6	261.6	(58.5)	258.1
Other current assets	—	36.8	0.7	34.6	8.2	80.3

Total current assets	—	248.3	6.2	594.3	(50.3)	798.5
Property, plant and equipment, net	—	157.5	52.4	438.5	(0.2)	648.2
Deferred income taxes	—	278.1	14.2	(5.5)	—	286.8
Goodwill and other intangibles	—	—	140.8	—	—	140.8
Investments and other assets	429.4	340.8	57.8	5.6	(684.9)	148.7

Total assets	$429.4	$1,024.7	$271.4	$1,032.9	$(735.4)	$2,023.0

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Accounts payable	$—	$62.0	$7.0	$106.0	$—	$175.0
Accrued expenses and other current liabilities	(3.2)	124.4	10.4	97.2	1.3	230.1

Total current liabilities	(3.2)	186.4	17.4	203.2	1.3	405.1
Long-term debt (1)	260.0	1,228.2	—	24.5	(260.0)	1,252.7
Other long-term liabilities	—	9.7	—	11.1	—	20.8
Intercompany (1)	(165.1)	(782.6)	150.4	537.3	260.0	—

Total liabilities	91.7	641.7	167.8	776.1	1.3	1,678.6
Minority interests	—	—	—	—	6.7	6.7
Stockholders’ equity	337.7	383.0	103.6	256.8	(743.4)	337.7

Liabilities, minority interests and stockholders’ equity	$429.4	$1,024.7	$271.4	$1,032.9	$(735.4)	$2,023.0

For the year ended December 31, 2001
Revenues	$—	$639.6	$97.5	$1,398.7	$(921.2)	$1,214.6
Cost of sales	—	639.9	71.3	1,264.4	(975.6)	1,000.0

Gross profit	—	(0.3)	26.2	134.3	54.4	214.6

Research and development	—	12.9	3.8	64.2	—	80.9
Selling and marketing	—	39.1	4.3	31.4	—	74.8
General and administrative	—	45.8	—	85.1	—	130.9
Amortization of goodwill and other intangibles	—	—	22.6	—	—	22.6
Restructuring and other charges	—	56.4	2.5	91.5	—	150.4

Total operating expenses	—	154.2	33.2	272.2	—	459.6

Operating income (loss)	—	(154.5)	(7.0)	(137.9)	54.4	(245.0)
Interest expense, net	—	(71.5)	(18.9)	(43.1)	—	(133.5)
Equity earnings	(831.4)	(251.8)	(0.9)	0.2	1,087.9	4.0
Gain on the sale of investment in joint venture	—	—	3.1	—	—	3.1

Income (loss) before income taxes, minority interests and cumulative effect of accounting change, net	(831.4)	(477.8)	(23.7)	(180.8)	1,142.3	(371.4)
Income tax benefit (provision)	—	(325.5)	(14.8)	11.8	(17.2)	(345.7)
Minority interests	—	—	—	—	2.1	2.1
Cumulative effect of accounting change	—	(44.1)	—	(72.3)	—	(116.4)

Net income (loss)	$(831.4)	$(847.4)	$(38.5)	$(241.3)	$1,127.2	$(831.4)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

For the year ended December 31, 2000
Revenues	$—	$2,245.8	$122.4	$2,504.5	$(2,798.8)	$2,073.9
Cost of sales	—	1,765.6	92.0	2,256.4	(2,759.0)	1,355.0

Gross profit	—	480.2	30.4	248.1	(39.8)	718.9

Research and development	—	36.8	13.0	19.4	—	69.2
Selling and marketing	—	56.9	6.4	36.8	—	100.1
General and administrative	—	180.7	5.0	47.7	—	233.4
Amortization of goodwill and other intangibles	—	—	16.8	—	—	16.8
Write-off of acquired in-process research and development	—	—	26.9	—	—	26.9
Restructuring charges	—	—	—	4.8	—	4.8

Total operating expenses	—	274.4	68.1	108.7	—	451.2

Operating income (loss)	—	205.8	(37.7)	139.4	(39.8)	267.7
Interest expense, net	—	(78.5)	(14.3)	(38.4)	—	(131.2)
Equity earnings	71.1	24.1	6.3	—	(97.1)	4.4

Income (loss) before taxes, minority interests and extraordinary loss	71.1	151.4	(45.7)	101.0	(136.9)	140.9
Provision for income taxes	—	(58.9)	20.8	(21.5)	9.5	(50.1)
Minority interests	—	—	—	—	(2.2)	(2.2)
Extraordinary loss on prepayment of debt (net of taxes)	—	(17.5)	—	—	—	(17.5)

Net income (loss)	$71.1	$75.0	$(24.9)	$79.5	$(129.6)	$71.1

For the period from August 4, 1999 to December 31, 1999
Revenues	$—	$783.4	$—	$538.0	$(522.7)	$798.7
Cost of sales	—	652.1	—	443.9	(522.7)	573.3

Gross profit	—	131.3	—	94.1	—	225.4

General and administrative	—	49.8	—	27.5	—	77.3
Other operating expenses	—	37.0	—	11.9	(4.3)	44.6

Total operating expenses	—	86.8	—	39.4	(4.3)	121.9

Operating income	—	44.5	—	54.7	4.3	103.5
Interest expense, net	—	(38.8)	—	(17.1)	—	(55.9)
Equity earnings	29.8	21.5	3.0	—	(52.9)	1.4

Income before taxes and minority interests	29.8	27.2	3.0	37.6	(48.6)	49.0
Provision for income taxes	—	(4.0)	—	(13.4)	(0.7)	(18.1)
Minority interests	—	—	—	—	(1.1)	(1.1)

Net income	$29.8	$23.2	$3.0	$24.2	$(50.4)	$29.8

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

For the year ended December 31, 2001
Net cash provided by (used in) operating activities	$—	$(38.2)	$2.3	$(101.4)	$—	$(137.3)
Cash flows from investing activities:
Purchases of property, plant and equipment	—	(50.4)	(1.1)	(66.4)	—	(117.9)
Investments in joint ventures and other	—	(0.5)	—	—	—	(0.5)
Acquisition of minority interests in consolidated subsidiaries	—	—	—	(0.1)		(0.1)
Proceeds from sale of investment in joint venture	—	20.4	—	—	—	20.4
Loans to joint venture	—	(5.0)	—	—	—	(5.0)
Proceeds from sales of property, plant and equipment	—	4.8	—	9.0	—	13.8

Net cash used in investing activities	—	(30.7)	(1.1)	(57.5)	—	(89.3)

Cash flows from financing activities:
Intercompany loans	—	(213.5)	—	213.5	—	—
Intercompany loan repayments	—	145.7	—	(145.7)	—	—
Proceeds from senior credit facilities and other borrowings	—	125.0	—	—	—	125.0
Payments on capital lease obligation	—	(1.9)	—	—	—	(1.9)
Proceeds from redeemable preferred stock, net of issuance costs	—	99.2	—	—	—	99.2
Repayment of debt issuance costs	—	(5.1)	—	—	—	(5.1)
Repayment of long term debt	—	(5.6)	—	—	—	(5.6)
Proceeds from exercise of stock options and issuance of common stock under the employee stock purchase plan	—	5.1	—	—	—	5.1

Net cash provided by financing activities	—	148.9	—	67.8	—	216.7

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.8	—	0.8

Net increase (decrease) in cash and cash equivalents	—	80.0	1.2	(90.3)	—	(9.1)
Cash and cash equivalents, beginning of period	—	44.9	(1.1)	145.1	—	188.9

Cash and cash equivalents, end of period	$—	$124.9	$0.1	$54.8	$—	$179.8

For the year ended December 31, 2000
Net cash provided by (used in) operating activities	$—	$396.1	$8.9	$(103.7)	$—	$301.3
Cash flows from investing activities:
Purchases of property, plant and equipment	—	(49.4)	(10.0)	(139.4)	—	(198.8)
Investment in business, net of cash acquired	—	(253.2)	—	—	—	(253.2)
Investments in joint ventures and other	—	(2.5)	—	—	—	(2.5)
Acquisition of minority interests in consolidated subsidiaries	—	—	—	(1.5)	—	(1.5)
Loans to unconsolidated joint venture	—	(30.0)	—	—	—	(30.0)
Proceeds from sales of property, plant and equipment	—	4.8	—	13.3	—	18.1

Net cash used in investing activities	—	(330.3)	(10.0)	(127.6)	—	(467.9)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from financing activities:
Proceeds from initial public offering, net of offering expenses	—	514.8	—	—	—	514.8
Proceeds from borrowings	—	200.0	—	26.1	—	226.1
Intercompany loans	—	(280.0)	—	280.0	—	—
Intercompany loan repayments	—	41.5	—	(41.5)	—	—
Payment of debt issuance costs	—	(3.2)	—	—	—	(3.2)
Repayment of senior credit facilities, including prepayment penalty	—	(131.5)	—	—	—	(131.5)
Repayment of senior subordinated notes, including prepayment penalty	—	(156.8)	—	—	—	(156.8)
Redemption of preferred stock, including accrued dividends	—	(228.4)	—	—	—	(228.4)
Proceeds from exercise of stock options and issuance of common stock	—	7.8	—	—	—	7.8

Net cash (used in) provided by financing activities	—	(35.8)	—	264.6	—	228.8

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.1)	—	(0.1)

Net increase (decrease) in cash and cash equivalents	—	30.0	(1.1)	33.2	—	62.1
Cash and cash equivalents, beginning of period	—	14.9	—	111.9	—	126.8

Cash and cash equivalents, end of period	$—	$44.9	$(1.1)	$145.1	$—	$188.9

For the period from August 4, 1999 to December 31, 1999
Net cash provided by (used in) operating activities	$—	$137.5	$4.9	$(101.7)	$—	$40.7
Cash flows from investing activities:
Purchases of property, plant and equipment	—	(1.8)	—	(62.2)	—	(64.0)
Loans to unconsolidated joint venture	—	(28.3)	—	—	—	(28.3)
Investments in joint ventures and other	—	—	(4.9)	—	—	(4.9)
Proceeds from sales of property, plant and equipment	—	—	—	1.8	—	1.8

Net cash used in investing activities	—	(30.1)	(4.9)	(60.4)	—	(95.4)

Cash flows from financing activities:
Proceeds from issuance of common stock to an affiliate of Texas Pacific Group	—	187.5	—	—	—	187.5
Proceeds from issuance of redeemable preferred stock to an affiliate of Texas Pacific Group	—	150.0	—	—	—	150.0
Proceeds from borrowings under senior credit facilities	—	800.5	—	—	—	800.5
Proceeds from issuance of senior subordinated notes	—	400.0	—	—	—	400.0
Payment of debt of issuance costs	—	(52.6)	—	—	—	(52.6)
Intercompany loans	—	(290.3)	—	290.3	—	—
Intercompany loan repayments		15.9	—	(15.9)	—	—
Repayment of joint venture debt	—	(44.8)	—	—	—	(44.8)

Net cash payments to Motorola in connection with Recapitalization	—	(1,258.7)	—	—	—	(1,258.7)

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Issuers

	ON Semiconductor		Guarantor	Non-Guarantor
	Corporation	SCI LLC	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash (used in) provided by financing activities	—	(92.5)	—	274.4	—	181.9

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.4)	—	(0.4)

Net increase in cash and cash equivalents	—	14.9	—	111.9	—	126.8
Cash and cash equivalents, beginning of period	—	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$14.9	$—	$111.9	$—	$126.8

(1)	For purposes of this presentation, the senior subordinated notes have been reflected in the condensed balance sheets of both the Company and SCI LLC with the appropriate offset reflected in the eliminations column. Interest expense has been allocated to SCI LLC only.

Note 10:     Income Taxes

      Geographic sources of income (loss) before income taxes, minority interests, extraordinary loss and cumulative effect of accounting change are as follows (in millions):

	Year ended
	December 31,		August 4, 1999
			through
	2001	2000	December 31, 1999

United States	$(186.7)	$65.4	$10.8
Foreign	(184.7)	75.5	38.2

	$(371.4)	$140.9	$49.0

      The provision for income taxes is as follows (in millions):

	Year ended
	December 31,		August 4, 1999
			through
	2001	2000	December 31, 1999

Current
Federal	$(16.5)	$37.1	$12.3
State and local	0.5	4.6	1.7
Foreign	6.6	20.0	21.7

	(9.4)	61.7	35.7

Deferred
Federal	315.8	(8.8)	(7.9)
State and local	39.6	(1.2)	(1.1)
Foreign	(0.3)	(1.6)	(8.6)

	355.1	(11.6)	(17.6)

	$345.7	$50.1	$18.1

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended
	December 31,		August 4, 1999
			through
	2001	2000	December 31, 1999

U.S. federal statutory rate	(35.0)%	35.0%	35.0%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	(3.4)	2.8	1.1
Foreign withholding taxes	1.5	2.0	1.4
Foreign rate differential	11.4	(3.5)	(2.6)
Change in valuation allowance	118.2
Other	0.4	(0.7)	2.1

	93.1%	35.6%	37.0%

      Deferred tax assets are as follows (in millions):

	Year ended
	December 31,

	2001	2000

Tax-deductible goodwill	$255.4	$271.5
Reserves and accruals	31.9	25.0
Inventories	29.6	14.4
Property, plant and equipment	28.9	9.1
Net operating loss and tax credit carryforwards	95.3	—
Other	20.0	7.5

Gross deferred tax assets	$461.1	$327.5
Valuation allowance	(450.6)	—

Net deferred tax asset	$10.5	$327.5

      During the fourth quarter of 2001, the Company recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of its deferred tax assets for which it is more likely than not that the related benefits will not be realized. When coupled with the tax benefits relating to the 2001 operating loss which were not recognized during the year, the Company’s valuation allowance totaled $450.6 million at December 31, 2001. The Company established the valuation allowance based upon management’s analysis of the information available which included, among other things, the operating loss experienced during the year as well as uncertainties surrounding the timing of the recovery in economic conditions both generally, as well as within the semiconductor industry. The Company will begin to release the valuation allowance once profitable operations resume.

      As of December 31, 2001, the Company’s federal, state, and foreign net operating loss carryforwards were $215.1 million, $281.9 million, and $19.4 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2022. The Company’s ability to utilize its federal net operating loss may be limited in the future if the Company experiences an ownership change as defined by the Internal Revenue Code.

      Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $92.3 million at December 31, 2001) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were lent to any of the Company’s U.S. subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign tax withholdings of $9.7 million.

Note 11:     Redeemable Preferred Stock

      On September 7, 2001, the Company issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock (“the preferred stock”) with a stated value of $100 million to an affiliate of TPG. Net proceeds from the sale (after deducting issuance costs) were approximately $99.2 million. As of the issuance date, the preferred stock was convertible at any time into 35,460,993 shares of the Company’s common stock at a price of $2.82 per share (subject to specified anti-dilution provisions) and is redeemable at the holder’s option any time after September 7, 2009. The preferred stock has a cumulative dividend payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the preferred stock), compounded to the extent not paid, and subject to restrictions under the Company’s senior bank facilities, senior subordinated notes and other documents relating to the Company’s indebtedness.

      The per share price of the Company’s common stock on the date of issuance was $3.19, which was $0.37 higher than the conversion price of $2.82, resulting in a beneficial conversion feature (“BCF”) of approximately $13.1 million. The BCF was originally recorded as a discount against the preferred shares with an offsetting increase to additional paid-in capital. However, since the preferred shares are convertible immediately and have no stated redemption date, the discount was accreted in full on the date of issuance effectively eliminating the originally recorded discount. The net loss applicable to common shareholders in 2001 was increased by the $13.1 million accretion for purposes of calculating earnings per share.

      At any time after September 7, 2009, the holders may require that the Company redeem their shares at a redemption price equal to the greater of (i) the stated value of the preferred stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of preferred stock is then convertible. Upon a change of control, the holders of the preferred stock may “put” their shares to the Company at 101% of the stated value plus accumulated and unpaid dividends. The holders of the preferred stock were also granted registration rights in respect of the common stock underlying the preferred stock.

      The holder’s right to require the Company to redeem the preferred stock is subject to, and expressly conditioned upon, limitations under the Company’s various debt agreements. The holders of the preferred stock will be entitled to vote with the holders of the Company’s common stock as a single class. As of the issuance date, each share of preferred stock was entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with anti-dilution provisions contained in the underlying agreements.

Note 12:     Common Stock

      On May 3, 2000, the Company completed the initial public offering of its common stock, selling 34.5 million shares with an issue price of $16 per share. Net proceeds from the IPO (after deducting issuance costs) were approximately $514.8 million. The net proceeds were used to redeem all outstanding preferred stock then outstanding (including accrued dividends), redeem a portion of the senior subordinated notes and prepay a portion of the loans outstanding under the senior bank facilities. In connection with this debt prepayment, the Company incurred prepayment penalties and redemption premiums of $17.3 million and wrote off $11.9 million of debt issuance costs. These amounts, totaling $29.2 million ($17.5 million or $0.11

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

per share, net of income taxes), have been classified as an extraordinary loss in the accompanying consolidated statement of operations for 2000.

      Earnings (loss) per share calculations for 2001 and 2000 and the period August 4, 1999 to December 31, 1999 are as follows (in millions, except per share data):

	2001	2000	1999

Net income (loss) before extraordinary loss and cumulative effect of accounting change	$(715.0)	$88.6	$29.8
Less: Accretion of beneficial conversion feature of redeemable preferred stock	(13.1)	—	—
Less: Redeemable preferred stock dividends	(2.4)	(8.8)	(10.6)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	(730.5)	79.8	19.2
Extraordinary loss on debt prepayment	—	(17.5)	—
Cumulative effect of accounting change	(116.4)	—	—

Net income (loss) available for common stock	$(846.9)	$62.3	$19.2

Basic weighted average common shares outstanding	173.6	160.2	136.7
Add: Incremental shares for:
Dilutive effect of stock options	—	5.4	7.9
Convertible redeemable preferred stock	—	—	—

Diluted weighted average common shares outstanding	173.6	165.6	144.6

Earnings per share:
Basic:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(4.21)	$0.50	$0.14
Extraordinary loss on debt prepayment	—	(0.11)	—
Cumulative effect of accounting change	(0.67)	—	—

Net (loss) income available for common stock	$(4.88)	$0.39	$0.14

Diluted:
Net income (loss) available for common stock before extraordinary loss and cumulative effect of accounting change	$(4.21)	$0.49	$0.13
Extraordinary loss on debt prepayment	—	(0.11)	—
Cumulative effect of accounting change	(0.67)	—	—

Net income (loss) available for common stock	$(4.88)	$0.38	$0.13

      Basic earnings (loss) per share are computed by dividing net income (loss) available for common stock adjusted for dividends accrued on the Company’s redeemable preferred stock and the accretion of the beneficial conversion feature on the redeemable preferred stock by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share generally assumes the conversion of the convertible redeemable preferred stock into common stock and also incorporates the incremental impact of shares issuable upon the assumed exercise of stock options. The number of incremental shares from the assumed exercise of stock options is calculated by applying the treasury stock method. For 2001, the assumed

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion of the redeemable preferred stock as well as the effect of stock option shares were not included as the related impact would have been anti-dilutive.

Note 13:     Stock Options

     1999 Founders Stock Option Plan

      The Company adopted the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of the Company’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for the Company’s common stock, the Board of Directors determined fair market value.

2000 Stock Incentive Plan

      On February 17, 2000, the Company adopted the 2000 Stock Incentive Plan (“the 2000 Plan”) to provide key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, stockholders voted to amend the 2000 Plan to increase the number of shares of the Company’s common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million shares at December 31, 2001). The 2000 Plan is administered by the Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

      Generally, the options granted under both plans vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of the Company, in its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

      There was an aggregate of 4.7 million, 6.6 million and 1.5 million shares of common stock available for grant under the 1999 Plan and the 2000 Plan at December 31, 2001, 2000 and 1999, respectively.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional information with respect to the activity of the Company’s stock option plans is as follows (in millions, except per share data):

	2001		2000		1999

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	14.4	$6.46	10.1	$1.50	—	—
Grants	8.4	5.26	5.5	15.18	10.1	$1.50
Exercises	(0.6)	1.50	(0.6)	1.67	—	—
Cancellations	(3.5)	7.42	(0.6)	7.71	—	—

Outstanding at end of year	18.7	$5.91	14.4	$6.46	10.1	$1.50

Exercisable at end of year	4.6	$4.65	2.6	$3.32	0.8	$1.50

Weighted average fair value of options granted during the period		$3.25		$8.04		$0.39

      The following tables summarize options outstanding and options exercisable at December 31, 2001:

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.45-$3.86	9.8	8.22	$2.05
$5.50-$7.00	4.9	9.16	6.17
$9.03-$16.00	3.5	8.45	14.54
$17.37-$21.38	0.5	8.58	19.17

Totals	18.7		$5.91

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.50-$1.50	3.6	7.69	$1.50
$9.03-$16.00	0.9	8.44	14.65
$17.37-$21.38	0.1	8.57	19.23

Totals	4.6

      These options will expire if not exercised at specific dates through November 2011.

      In 2001, the Company issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded at their estimated fair value of $1.3 million as a charge to general and administrative expense and with an offsetting credit to additional paid-in capital.

      The Company also recorded charges of $3.2 million related to the modification of option terms for employees terminated under the restructuring plan as well as the separation of an executive officer. These charges are recorded in restructuring and other charges in the consolidated statement of operations with an offsetting credit to additional paid-in capital.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

      In 2000, the Company granted certain consultants options to purchase approximately 91,000 shares of common stock at exercise prices ranging from $1.50 to $16.00 per share. The aggregate estimated fair value of these options of $1.2 million was recognized as expense over the term of the respective consulting agreements, approximately $0.5 million in 2001 and $0.7 million in 2000.

      In 1999, the Company paid its Chairman of the Board a consulting fee of $0.1 million and granted him an option to purchase 200,000 shares of common stock for services rendered in connection with the Recapitalization. Also in 1999, the Company paid an entity owned by one of its directors a consulting fee of $1.8 million and granted that director an option to purchase 410,000 shares of common stock for services rendered in connection with the Recapitalization. The options, which have an exercise price of $1.50 per share, were recorded as a charge to accumulated deficit at their estimated fair value of $0.6 million.

2000 Employee Stock Purchase Plan

      On February 17, 2000, the Company adopted the 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of the Company’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees will be limited to annual purchases of the lesser of 2,000 shares or $25,000 per year under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2001 and 2000, employees purchased approximately 1.3 million and 1.0 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Fair Value of Stock Options

      As permitted by SFAS 123, the Company measures compensation expense in accordance with APB 25. Had the Company determined employee stock compensation expense in accordance with SFAS 123, the Company’s net income (loss) for 2001, 2000 and for the period from August 4, 1999 through December 31, 1999 would have been (increased) reduced to the pro forma amounts indicated below (in millions):

	Year ended		August 4, 1999
	December 31,		through
			December 31,
	2001	2000	1999

Net income (loss)
As reported	$(831.4)	$71.1	$29.8
Pro-forma	(850.0)	63.7	29.5
Basic earnings (loss) per share
As reported	$(4.88)	$0.39	$0.14
Pro-forma	$(4.99)	$0.34	$0.14
Diluted earnings (loss) per share
As reported	$(4.88)	$0.38	$0.13
Pro-forma	$(4.99)	$0.33	$0.13

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of each option grant has been estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2001	2000	1999

Expected life (in years)	5	5	5
Risk-free interest rate	4.82%	6.41%	5.90%
Volatility	0.70	0.60	0.00

Employee Stock Purchase Plan	2001	2000

Expected life (in years)	0.25	0.33
Risk-free interest rate	4.26%	6.20%
Volatility	0.70	0.60

      The weighted-average estimated fair value of employee stock options granted during 2001, 2000 and 1999 was $3.25, $8.04 and $0.39 per share, respectively. The weighted-average estimated fair value of shares sold under the 2000 Employee Stock Purchase Plan during 2001 and 2000 was $1.24 and $3.73, respectively.

Note 14:     Employee Benefit Plans

Defined Benefit Plans

      In conjunction with the Recapitalization, the Company established the ON Semiconductor Pension Plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula is dependent upon employee’s earnings and years of service. Benefits under the Plan are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the Internal Revenue Code.

      In November 1999, the Plan was amended so that benefit accruals under the Plan will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. This plan curtailment resulted in a reduction in the Plan’s benefit obligation of $12.6 million in 1999. After recognition of the related unrecognized prior service cost and other charges, the Company recognized a net curtailment gain of $0.5 million during the period from August 4, 1999 through December 31, 1999. In 2000, the ON Semiconductor Grandfathered Pension Plan (the “Grandfathered Plan”) was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Grandfathered Plan.

      Effective April 15, 2001, the Company terminated the Plan in a standard termination, which requires plan assets be sufficient to provide all benefits for participants and beneficiaries of deceased participants. The Plan’s termination was approved by the Pension Benefit Guaranty Corporation, the government agency that regulates pension plan terminations. The Company also anticipates seeking the approval of the Internal Revenue Service with respect to the termination of the Plan. In 2001, substantially all accrued benefits under the Plan were distributed to participants.

      Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under all foreign pension plans are also valued using the projected unit credit cost method.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

Assumptions used to value the Company’s pension obligations are as follows:
Expected return on plan assets	8.50%	6.60%	8.50%	7.46%
Discount rate	7.40%	5.08%	6.80%	5.76%

	2001			2000

	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total

Benefit obligation, beginning of period	$77.4	$32.8	$110.2	$67.1	$34.3	$101.4
Service cost	2.1	2.2	4.3	4.7	2.6	7.3
Interest cost	2.4	1.6	4.0	4.5	2.0	6.5
Curtailment gain	—	(0.2)	(0.2)
Actuarial (gain) loss	18.0	(0.5)	17.5	4.7	(2.5)	2.2
Benefits paid	(58.4)	(11.7)	(70.1)	(3.6)	(0.7)	(4.3)
Translation (gain) loss	—	(1.9)	(1.9)	—	(2.9)	(2.9)

Benefit obligation, end of period	$41.5	$22.3	$63.8	$77.4	$32.8	$110.2

Change in Plan Assets:
Fair value, beginning of period	$60.5	$18.1	$78.6	$61.8	$18.4	$80.2
Actual return on plan assets	0.4	(0.6)	(0.2)	2.3	(1.0)	1.3
Employer contributions	7.6	4.4	12.0	—	2.6	2.6
Benefits paid	(58.4)	(11.7)	(70.1)	(3.6)	(1.0)	(4.6)
Translation gain (loss)	—	(1.1)	(1.1)	—	(0.9)	(0.9)

Fair value, end of period	$10.1	$9.1	$19.2	$60.5	$18.1	$78.6

Balances, end of period:
Pension benefit obligation	$(41.5)	$(22.3)	$(63.8)	$(77.4)	$(32.8)	$(110.2)
Fair value of plan assets	10.1	9.1	19.2	60.5	18.1	78.6

Funded status	(31.4)	(13.2)	(44.6)	(16.9)	(14.7)	(31.6)
Unrecognized net actuarial loss (gain)	17.3	(0.2)	17.1	7.6	(0.7)	6.9
Unrecognized prior service cost	1.3	2.2	3.5	2.6	4.9	7.5

Net liability recognized, end of period	$(12.8)	$(11.2)	$(24.0)	$(6.7)	$(10.5)	$(17.2)

The net liability recognized in the consolidated Balance sheets consists of the following:
Accrued benefit liability	$(27.9)	$(11.2)	$(39.1)	$(9.6)	$(10.5)	$(20.1)
Intangible asset	1.3	—	1.3	2.6	—	2.6
Deferred tax valuation allowance	5.6		5.6
Accumulated other comprehensive Income (loss)	8.2	—	8.2	0.3	—	0.3

Net liability recognized, end of period	$(12.8)	$(11.2)	$(24.0)	$(6.7)	$(10.5)	$(17.2)

	2001			2000			Period from August 4, 1999
							to December 31, 1999
	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension			Foreign
	Plans	Plans	Total	Plans	Plans	Total	US Plan	Plans	Total

Assumptions used to determine pension costs are as follows:
Discount rate	6.80%	5.76%		6.80%	6.22%		6.80%	6.22%
Expected return on assets	8.50%	7.46%		8.50%	5.15%		8.50%	5.15%
Rate of compensation increase	3.00%	3.77%		5.00%	4.75%		5.00%	7.91%
Components of net periodic pension cost:
Service cost	$2.1	$2.2	$4.3	$4.7	$2.6	$7.3	$2.5	$1.0	$3.5
Interest cost	2.4	1.6	4.0	4.5	2.0	6.5	2.4	0.8	3.2
Expected return on assets	(1.4)	(1.0)	(2.4)	(5.2)	(1.5)	(6.7)	(2.4)	(0.5)	(2.9)
Amortization of prior service cost	0.2	0.4	0.6	0.2	0.6	0.8	0.5	0.2	0.7
Other losses	0.3		0.3
Settlement loss (curtailment gain)	9.9	2.3	12.2	—	—	—	(0.5)		(0.5)

Net periodic pension cost	$13.5	$5.5	$19.0	$4.2	$3.7	$7.9	$2.5	$1.5	$4.0

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $60.4 million, $54.6 million and $16.3 million, respectively as of December 31, 2001 and $107.5 million, $96.1 million and $76.5 million, respectively as of December 31, 2000.

Defined Contribution Plans

      The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a percentage of their salary subject to certain limitations. For the period from August 4, 1999 through December 31, 1999, there were no Company matching contributions to the Savings Plan; however, U.S. employees were eligible for a profit sharing contribution. The Company recognized $1.3 million of expense for the profit sharing feature of the Savings Plan for the period from August 4, 1999 through December 31, 1999. No profit sharing contributions were made in 2001 or 2000.

      Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan. The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of 100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions.

      Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.6 million, $1.0 million and $0.4 million relating to these plans for the years ended 2001 and 2000 and the period from August 4, 1999 through December 31, 1999, respectively.

Note 15:	Financial Instruments

Foreign Currencies

      As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

      Under the Company’s foreign exchange management program, foreign subsidiaries provide forecasts of their foreign currency exposures. The Company then aggregates the forecasted amounts and enters into foreign currency contracts in order to create an offset to the underlying exposures. Losses or gains on the underlying cash flows or investments offset gains or losses on the financial instruments. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

      At December 31, 2001 and 2000, the Company had net outstanding foreign exchange contracts with notional amounts of $33.8 million and $29.7 million, respectively. The contracts as of December 31, 2001 were obtained through financial institutions and matured within two months. In 2000, most of the contracts were obtained through Motorola and matured within two months with the longest maturing in eight months. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts, which are included in other long-term liabilities, should offset losses and gains on the assets, liabilities and transactions being hedged. The

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following schedule shows the net foreign exchange positions in U.S. dollars as of December 31, 2001 and 2000 (in millions):

	December 31,

	2001	2000
	Buy (Sell)	Buy (Sell)

Japanese Yen	$(31.9)	$(58.6)
Malaysian Ringgit	—	19.4
Euro	(8.0)	6.6
Mexican Peso	2.4	1.5
British Pound	6.1	(1.5)
Singapore Dollar	1.5	3.2
Taiwan Dollar	(3.4)	—
Other	(0.5)	(0.3)

	$(33.8)	$(29.7)

      The Company is exposed to credit-related losses if counterparties to its financial instruments fail to perform their obligations. At December 31, 2001, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For 2001, 2000 and for the period August 4, 1999 to December 31, 1999, aggregate foreign currency transaction gains totaled $1.2 million, $6.9 million and $2.2 million, respectively.

Interest Rate Agreements

      At December 31, 2001, the Company had four interest rate swaps and one interest rate cap in effect which are required by the Company’s senior bank facilities. The interest rate swaps are floating-to-fixed rate agreements based on LIBOR with quarterly interest rate resets. Receipts on the interest rate cap are generated when LIBOR exceeds the cap limit of 7.0%. The aggregate notional amount of the interest rate swaps and interest rate cap is $255 million and $65 million, respectively. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps or cap. Amounts to be paid or received under the contracts are recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense. The interest rate swaps expire during the years 2002 through 2004, while the cap expires in December of 2002.

Other

      At December 31, 2001, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16:	Fair Value of Financial Instruments

      The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

      The carrying amount approximates fair value due to the short-term maturities of such instruments.

Leshan Notes Receivable

      The fair value of the Leshan notes receivable approximates its carrying amount as the interest rate on these notes approximates market.

Investment in Joint Ventures

      It was not practicable to estimate the fair value of non-marketable investments because of a lack of quoted market prices and the inability to estimate fair values without incurring excessive costs. The carrying amounts of $32.1 and $45.3 at December 31, 2001 and December 31, 2000 represents the costs of investments currently owned, which management believes are not impaired.

Long-term Debt

      The fair value of amounts outstanding under the Company’s senior bank facilities approximate fair value because these borrowings have variable interest rate terms. The fair values of the Company’s other long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

     Foreign Currency Exchange Contracts

      Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

     Interest Rate Agreements

      The fair values of the interest rate swaps and cap are included in other long-term liabilities in the accompanying consolidated balance sheet and are the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

     Series A Cumulative Convertible Redeemable Preferred Stock

      Management believes the fair value of the Company’s cumulative convertible redeemable preferred stock approximates its carrying value as the preferred stock was recently issued and market conditions have not significantly changed since the issuance.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The carrying amounts and fair values of the Company’s financial instruments at December 31, 2001 and 2000 are as follows (in millions):

	December 31, 2001		December 31, 2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Leshan note receivable	$63.3	$63.3	$58.3	$58.3
Investment in joint ventures	32.1	32.1	45.3	45.3
Long-term debt	(1,374.5)	(1,132.3)	(1,252.7)	(1,260.3)
Foreign currency exchange contracts	0.9	0.9	5.8	5.8
Interest rate agreements	(12.2)	(12.2)	—	(2.1)
Series A preferred stock	101.6	101.6

Note 17:     Commitments and Contingencies

     Leases

      The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2001 (in millions):

Year ending December 31:
2002	$24.6
2003	15.0
2004	7.8
2005	2.8
2006	1.2
Thereafter	1.6

$53.0

      The Company’s existing leases do not contain significant restrictive provisions; however, certain leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense for 2001, 2000 and the period from August 4, 1999 through December 31, 1999 was $11.0 million, $13.0 million and $7.0 million, respectively.

      In November 1999, SCI LLC leased computer equipment pursuant to an agreement, as amended, which has been treated as an operating lease for financial reporting purposes. As of December 31, 2001, remaining payments under this lease totaled $9.4 million and are secured by two letters of credit totaling $6.9 million issued in favor of the lessor under the Company’s revolving line of credit. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under the lease a portion of which would be satisfied by the letters of credit. The lease expires 2006 while a $3.0 million letter of credit expires in September 2002 and the other letter of credit is renewable on a yearly basis until July 2005 when it expires.

Legal Matters

      The Company is involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraph, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

      During the period July 5, 2001 through July 27, 2001, the Company was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against it and certain of its

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current and former officers, current directors and the underwriters for its IPO. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. These lawsuits, allege, among other things, that the underwriters of the Company’s IPO improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of the Company’s common stock in the aftermarket as conditions of receiving shares in the Company’s IPO. The lawsuits further claim that these supposed practices of the underwriters should have been disclosed in the Company’s IPO prospectus and registration statement. The suits seek rescission of the plaintiffs’ alleged purchases of the Company’s common stock as well as unspecified damages. The Company understands that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their IPO underwriters in New York City, which along with the cases against the Company have all been transferred to a single federal district judge for purposes of coordinated case management. The Company believes that the claims against it are without merit, and intends to defend the litigation vigorously.

Note 18:     Related Party Transactions

      In connection with the Recapitalization, the Company paid TPG a financial advisory fee in the amount of $25.0 million. The Company has also agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition in April 2000, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. Management fees payable to TPG for the period from August 4, 1999 through December 31, 1999 were $0.8 million and are included in general and administrative expense. Under the amended debt agreements, the payment of the annual cash management fee to TPG is deferred until certain conditions are met. Prior to such time, management fees may be paid to TPG with the Company’s common stock or warrants.

      In connection with the Recapitalization, Motorola assigned, licensed and sublicensed to the Company intellectual property relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. Subject to the Company’s right to cancel upon six months’ written notice, the Company has minimum commitments to purchase manufacturing services from Motorola of approximately $22.0 million and $3.0 million in years 2002 and 2003, respectively.

      Related party activity between the Company and Motorola is as follows (in millions):

	Year ended		August 4, 1999
	December 31,		Through
			December 31,
	2001	2000	1999

Purchases of manufacturing services from Motorola	$86.1	$162.3	$101.3
Cost of other services, rent and equipment purchased from Motorola	17.7	96.0	21.2

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19:     Supplemental Disclosure of Cash Flow Information

      The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	Year ended		August 4, 1999
	December 31,		Through
			December 31,
	2001	2000	1999

Non-cash financing activities:
Issuance of common stock to Motorola	$—	$—	$17.5
Issuance of redeemable preferred stock to Motorola	—	—	59.0
Issuance of junior subordinated note to Motorola	—	—	91.0
Equipment acquired through capital leases	3.0	—	—
Cash (received) paid for:
Interest	118.1	131.2	20.7
Income taxes	(2.4)	54.2	5.9

Note 20:     Segment Information

      The Company is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor components and operates in one segment. The Company operates in various geographic locations. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographic location. The Company conducts a substantial portion of its operations outside of the United States and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation.

      Property, plant and equipment by geographic location is summarized as follows (in millions):

	December 31,

	2001	2000	1999

The Americas*	$202.4	$275.9	$221.4
Asia/ Pacific	171.3	171.1	159.7
Europe	103.3	103.0	89.0
Japan	78.5	98.2	99.6

	$555.5	$648.2	$569.7

*	The decrease from 2000 to 2001 relates primarily to the decision to phase-out manufacturing operations at the Company’s Guadalajara, Mexico facility and the related asset impairment charges recorded in 2001.

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total revenues by geographic location, including local sales and exports made by operations within each area, are summarized as follows (in millions):

	Year ended		August 4, 1999
	December 31,		Through
			December 31,
	2001	2000	1999

United States	$430.6	$856.0	$333.0
The Other Americas	55.1	109.1	42.4
Asia/ Pacific	376.8	551.5	183.6
Europe	264.0	414.8	144.9
Japan	88.1	142.5	94.8

	$1,214.6	$2,073.9	$798.7

      Sales to Motorola and two other customers accounted for approximately 7%, 8% and 8%, respectively of the Company’s total revenue during 2001 compared to approximately 10%, 11% and 12%, respectively during 2000, and approximately 16%, 10% and 9%, respectively for the period from August 4, 1999 to December 31, 1999.

Note 21:     Selected Quarterly Financial Data (unaudited):

      Consolidated quarterly financial information for 2001 and 2000 follows (in millions, except per share data):

	2001

	Mar. 30(1)	June 29(2)	Sept. 28(3)	Dec. 31(4)

Quarter ended
Total revenues	$360.5	$310.7	$276.5	$266.9
Gross profit	86.6	55.1	36.2	36.7
Net loss before cumulative effect of accounting change	(43.0)	(152.2)	(68.9)	(450.9)
Net loss	(159.4)	(152.2)	(68.9)	(450.9)
Diluted net loss before cumulative effect of accounting change per common share	$(0.25)	$(0.88)	$(0.47)	$(2.60)
Diluted net loss per common share	$(0.92)	$(0.88)	$(0.47)	$(2.60)

	2000

	April 1	July 1(5)	Sept. 30	Dec. 31

Quarter ended
Total revenues	$486.8	$550.5	$543.2	$493.4
Gross profit	163.4	192.8	194.0	168.7
Net income before extraordinary loss	25.5	15.5	29.9	17.7
Net income (loss)	25.5	(2.0)	29.9	17.7
Diluted net income before extraordinary loss per common share	$0.13	$0.08	$0.17	$0.10
Diluted net income (loss) per common share	$0.13	$(0.03)	$0.17	$0.10

(1)	Effective January 1, 2001, the Company changed its accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred

ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

until the distributor resells the product. The cumulative effect of the accounting change for periods prior to January 1, 2001 was a charge of $155.2 million ($116.4 million or $0.67 per share, net of income taxes) and was recorded during the quarter ended March 30, 2001.

In March 2001, the Company recorded a $34.2 million charge to cover costs associated with a worldwide restructuring program covering both manufacturing locations and selling, general and administrative functions. The charge included $31.3 million to cover employee separation costs associated with the termination of approximately 1,100 employees and $2.9 million for asset impairments that were charged directly against the related assets. The Company also recorded a $3.8 million charge to cover costs associated with the separation of an executive officer. The Company recognized a pre-tax gain of $3.1 million on the sale of its 50% interest in SMP to Philips in February 2001.

(2)	In June 2001, the Company recorded a $95.8 million charge to cover costs associated with a worldwide restructuring program. This program includes phasing out of manufacturing operations at the Company’s Guadalajara, Mexico facility, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors and consolidation of other operations. The charge included $43.6 million to cover employee separation costs associated with the termination of approximately 3,200 employees, asset impairments of $42.2 million and $10.0 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.1 million of non-cash charges associated with the acceleration of vesting of stock options for terminated employees and $6.1 million for additional pension charges related to terminated employees.

(3)	At June 29, 2001, the Company was not in compliance with certain of its senior credit facilities. On August 13, 2001, the Company’s lenders agreed to waive such non-compliance and to amend the related agreement to temporarily eliminate certain covenants, reduce certain covenants, add new covenants, increase interest rates applicable to outstanding borrowings and require the Company to obtain a $100 million investment from TPG. On September 7, 2001, the Company issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliated of TPG resulting in proceeds of $99.2 million. As the preferred stock is convertible into shares of common stock at a price lower than the market price on the date of issuance there was a beneficial conversion feature (“BCF”) of $13.1 million inherent in the preferred stock. The BCF was originally recorded as a discount against the preferred shares with an offsetting increase to additional paid-in capital. However, since the preferred shares are convertible immediately and have no stated redemption date, the discount was accreted in full on the day of issuance. The net loss applicable to common shareholders increased by the $13.1 million accretion for purposes of calculating earnings per share.

(4)	During the fourth quarter of 2001, the Company recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of its deferred taxes for which it is more likely than not that the related benefits will not be recognized. Additionally, the Company recorded a $16.6 million charge to cover costs associated with a worldwide restructuring program. The charge included $5.6 million to cover employee separation costs with the termination of approximately 50 employees and $11.0 million for asset impairments charged directly against the related assets.

(5)	During the quarter ended July 1, 2000, the Company incurred a pre-tax charge of $26.9 million relating to the write-off of in-process research and development relating to the Cherry acquisition described in Note 6. Additionally, the Company incurred a charge of $29.2 million ($17.5 million after tax) relating to prepayment penalties, redemption premiums and the write-off of debt issuance costs. As described in Note 12, this charge was treated as an extraordinary loss in the accompanying financial statements.